Filed pursuant to Rule 433

Registration Statements Nos. 333-159335

and 333-159335-03

February 14, 2012

Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 1.500% Guaranteed Notes Due 2017

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	1.500% Guaranteed Notes due 2017

Total initial principal amount being issued	$1,000,000,000

Issue Price	99.564%

Pricing date	February 14, 2012

Expected settlement date	February 17, 2012 (T+3)

Maturity date	February 17, 2017, unless earlier redeemed

Day count	30/360

Day count convention	Following

Optional redemption terms	Make-whole call at Treasury Rate plus 15 bps

Tax call at par

Interest rate	1.500% per annum

Benchmark Treasury	0.875% due January 2017

Benchmark Treasury Price	100-10

Benchmark Treasury Yield	0.811%

Spread to Benchmark Treasury	78 bps

Yield to Maturity	1.591%

Date interest starts accruing	February 17, 2012

Interest payment dates	Each February 17 and August 17

First interest payment date	August 17, 2012

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Stable
Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153V AA7 / US89153VAA70

Selling restrictions	European Economic Area, France, UK

Managers	Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Credit Suisse at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Morgan Stanley at 1-866-718-1649.

Term Sheet

TOTAL CAPITAL INTERNATIONAL

(A wholly-owned subsidiary of TOTAL S.A.)

$1,000,000,000 2.875% Guaranteed Notes Due 2022

Guaranteed on an unsecured, unsubordinated basis by

TOTAL S.A.

Issuer	Total Capital International

Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TOTAL S.A.

Format	SEC-registered global notes

Title	2.875% Guaranteed Notes due 2022

Total initial principal amount being issued	$1,000,000,000

Issue Price	99.948%

Pricing date	February 14, 2012

Expected settlement date	February 17, 2012 (T+3)

Maturity date	February 17, 2022, unless earlier redeemed

Day count	30/360

Day count convention	Following

Optional redemption terms	Make-whole call at Treasury Rate plus 15 bps

Tax call at par

Interest rate	2.875% per annum

Benchmark Treasury	2.000% due February 2022

Benchmark Treasury Price	100-20

Benchmark Treasury Yield	1.931%

Spread to Benchmark Treasury	95 bps

Yield to Maturity	2.881%

Date interest starts accruing	February 17, 2012

Interest payment dates	Each February 17 and August 17

First interest payment date	August 17, 2012

Trustee	The Bank of New York Mellon

Listing	None

Denominations	$2,000 and increments of $1,000

Expected ratings of the notes	Moody’s: Aa1/Stable

Standard & Poor’s: AA-/Stable

Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by Total Capital International and TOTAL S.A. and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

CUSIP / ISIN	89153V AB5 / US89153VAB53

Selling restrictions	European Economic Area, France, UK

Managers	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Credit Suisse at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Morgan Stanley at 1-866-718-1649.